Exhibit 3.12

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY
OPERATING AGREEMENT

OF

COFFEYVILLE RESOURCES REFINING & MARKETING, LLC

Dated as of October 8, 2004

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (“LLC Operating Agreement”) of COFFEYVILLE RESOURCES REFINING & MARKETING, LLC (the “Company”), dated as of October 8, 2004, by Coffeyville Resources, LLC, as sole member

W I T N E S S E T H :

WHEREAS, on October 24, 2003, Coffeyville Resources, LLC (the “Sole Member”) formed a limited liability company pursuant to the Delaware Limited Liability Company Act (the “Act”); and

WHEREAS, the Company has heretofore been operated pursuant to that Limited Liability Company Agreement of the Company, dated as of October 24, 2003, which Limited Liability Company Agreement the Sole Member hereby amends and restates in its entirety; and

WHEREAS, the Sole Member wishes to amend and restate the terms and conditions of the LLC Operating Agreement of the Company;

NOW, THEREFORE, in consideration of the premises and the agreements herein contained, the Sole Member agrees as follows:

I.                                        FORMATION

1.2                                      Formation; Name. The Sole Member has formed a Delaware limited liability company under the Act to be conducted under the name “Coffeyville Resources Refining & Marketing, LLC” effective upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware on October 24, 2003.

1.2                                      Purposes. The Company may engage in any lawful activity for which a limited liability company may be organized under the Act.

1.3                                      Term. The term of the Company commenced as of the date the Certificate of Formation was filed with the Secretary of State of the State of Delaware and shall thereafter exist in perpetuity, unless earlier dissolved in accordance with the Act or this LLC Operating Agreement.

1.4                                      Principal Address. The principal address of the Company is 10 East Cambridge Circle Drive, Suite 250, Kansas City, Kansas 66103.

II.                                          CAPITAL CONTRIBUTIONS AND LIABILITY

2.1                                      Member Capital Contributions. The Sole Member has contributed $10 in exchange for all of the interests in the Company. The Sole Member shall not be required to make any additional capital contributions to the Company. Any additional members shall contribute such cash, property or services as are agreed between the Sole Member and the proposed new member (each, a “Member” and together with the Sole Member, collectively, the “Members”), as a condition of the proposed Member’s admission to the Company.

2.2                                      Member’s Liability. The liability of each Member, as such, shall be limited to the amount of capital contributions that it has made. The provisions of this LLC Operating Agreement are not intended to be for the benefit of any creditor or other person to whom any debts, liabilities, or obligations are owed by (or who otherwise has any claim against) the Company or any Member; and no such creditor or other person shall obtain any benefit from such provisions or shall, by reason of any such foregoing provision, make any claim in respect of any debt, liability, or obligation against the Company or the Members.

III.                         TITLE TO PROPERTY

3.1                                      Title to Property. Title to any property, real or personal or tangible or intangible, owned by or leased to the Company shall be held in the name of the Company, or in the name of any nominee the Sole Member may in its discretion designate.

IV.                          MANAGEMENT OF COMPANY

4.1                                      Management. The business and affairs of the Company shall be conducted and managed by the Sole Member.

4.2                                      Officers and Agents. The Sole Member shall have the power to appoint agents (who may be referred to as officers) to act for the Company with such titles, if any, as the Sole Member deems appropriate and to delegate to such officers or agents such of the powers as are granted to the Sole Member hereunder; provided, however, that no such delegation by the Sole Member shall cause the Sole Member to cease to be the “manager” of the Company within the meaning of the Act. The signature of the Sole Member or any executive officer of the Sole Member shall be sufficient to bind the Company to any agreement or on any document, including, but not limited to, documents drawn or agreements made in connection with the acquisition, financing or disposition of any assets as shall have been approved by the Sole Member.

V.                               PROFITS AND LOSSES AND DISTRIBUTIONS

Unless and until any new Members are admitted to the Company, all profits and losses of the Company shall be allocated to the Sole Member and all cash which the Sole Member, in its sole and absolute discretion, determines is available for distribution shall be distributed to the Sole Member. Without in any way limiting the foregoing, for each fiscal year, the Company shall distribute cash to the Sole Member at such times and in such amounts as are necessary to enable the Sole Member to make distributions to Coffeyville Refining & Marketing,

Inc. pursuant to Section 5.2(b) of the Amended and Restated Limited Liability Company Agreement of the Sole Member.

VI.                          TAXATION AND ACCOUNTING MATTERS

6.1                          Disregarded Entity. The Company was formed with the intention that it be disregarded as an entity separate from the Sole Member for tax purposes pursuant to Section §301.7701-2 of the U.S. Treasury Regulations.

6.2                          Accounting Period. The Company’s accounting period shall be the calendar year.

VII.                     INDEMNIFICATION OF THE MEMBER

The Company, or its receiver or trustee, shall pay all judgments and claims asserted by anyone (a “Claimant”) against it, and shall indemnify and save harmless, to the fullest extent permitted by applicable law, the Sole Member and any other Members admitted from time to time from any liability or damage to a Claimant incurred by reason of any act performed or omitted to be performed by the Sole Member or such other Member in connection with the business of the Company, including, without limitation, all attorneys’ fees incurred by it in connection with the defense of any action based on any such act or omission, including all such liabilities under the Act.

VIII.                     GOVERNING LAW.

This Agreement and the rights of the parties hereto shall be interpreted in accordance with the laws of the State of Delaware without giving effect to principles of conflict of laws.

IX.                               PLEDGEE’S RIGHTS.

As used in this Agreement, the “Membership Interest” shall mean all of the rights of any Member or the Sole Member in the Company as provided in this Agreement or pursuant to the Act, including, without limitation, a Member’s or the Sole Member’s share of the profits and losses of, and the right to receive distributions from, the Company. Notwithstanding any other provision in this Agreement, and so long as any pledge of any Member’s Membership Interest is in effect, no consent of the Members shall be required to permit a pledgee of such Membership Interest to be substituted for the Member under this Agreement upon the valid exercise of such pledgee’s rights with respect to its collateral. Upon the valid exercise of the pledgee’s rights under such pledge, the pledgee, or any purchaser of such Membership Interest from the pledgee, shall be substituted for the Member as a Member under this Agreement, and such substituted Member shall have all rights and powers as a Member under this Agreement. So long as any pledge of any Membership Interest is in effect, this provision shall inure to the benefit of such pledgee and its successors, assigns and designated pledgees, as an intended third-

party beneficiary, and no amendment, modification or waiver of, or consent with respect to this provision shall in any event be effective without the prior written consent of such pledgee.

X.                                    ARTICLE 8 OPTION.

The Company hereby irrevocably elects that all Membership Interests in the Company shall be securities governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware and each other applicable jurisdiction. Each certificate evidencing Membership Interests in the Company shall bear the following legend:

“This certificate evidences an interest in Coffeyville Resources Refining & Marketing, LLC and shall be a security governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware and, to the extent permitted by applicable law, each other applicable jurisdiction.”

This provision shall not be amended and any purported amendment to this provision shall not take effect until all outstanding certificates have been surrendered for cancellation.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first above written.

COFFEYVILLE RESOURCES, LLC, its Sole Member

/s/ Philip L. Rinaldi
Philip L. Rinaldi
Chief Executive Officer
Coffeyville Resources, LLC